Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Ruthigen, Inc. on Form S-8 (File No. 333-195737) of our report dated June 30, 2014, with respect to our audits of the financial statements of Ruthigen, Inc. as of March 31, 2014 and 2013 and for the years then ended, which report is included in this Annual Report on Form 10-K of Ruthigen, Inc. for the year ended March 31, 2014.

Our report on the financial statements refers to management’s election to early-adopt Accounting Standards Update 2014-10, which eliminates the previous disclosure requirements for development stage entities.  Our opinion is not modified with respect to this matter.

/s/ Marcum llp

Marcum llp

New York, NY

June 30, 2014